Exhibit 99.1

Contact: Grant Fitzwilliam, CFO—(305) 375-8005 or gfitzwilliam@answerthink.com

Answerthink Receives Nasdaq Notice Regarding Missed Form 10-Q Filing

Miami, FL – November 20, 2006 – Answerthink, Inc. (Nasdaq: ANSR), a strategic business advisory and technology consulting firm, today announced that it received a letter, as expected, from the staff of The Nasdaq Stock Market (“Nasdaq”) indicating that, as a result of the Company’s failure to file with the Securities and Exchange Commission (the “SEC”) its Quarterly Report on Form 10-Q for the quarter ended September 29, 2006, the Company is not in compliance with Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14). Nasdaq Marketplace Rule 4310(c)(14) requires that listed companies provide Nasdaq, on a timely basis, with all filings required by the SEC. Nasdaq rules permit companies that have received a delisting notification to request a hearing with a Nasdaq Listing Qualifications Panel to appeal the staff’s determination to delist its stock, and the Company intends to request a hearing to appeal that determination. Until a written notification of the Panel’s decision and/or the expiration of any exception period granted by the Panel, the Company’s common stock will continue to be traded on Nasdaq. While the Company is working diligently to complete the review discussed below and to file the Quarterly Report on Form 10-Q, there can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request for an exception that would allow the continued listing of the Company’s common stock on Nasdaq until the Company files its Quarterly Report on Form 10-Q for the quarter ended September 29, 2006 with the SEC.

As previously reported, on or about October 26, 2006, the Company learned of a misappropriation by its former UK disbursement agent which relates to funds earmarked for payroll taxes due to the United Kingdom Inland Revenue. The disbursement agent had been utilized by the Company from early 2003 to January 2006 to make payroll, payroll tax and vendor disbursements in the United Kingdom.

After further investigation, the agent has admitted to the misappropriation of the funds. A suit was commenced against the agent in the United Kingdom on October 27, 2006, and certain assets of the former agent have been frozen. The former disbursement agent has offered to pledge, as security, assets equal to a significant portion of the Company’s claim. The Company cannot predict the outcome of this suit or whether its efforts to recover the misappropriated funds will be successful, notwithstanding the offer to pledge these assets.

The Company estimates the total payroll taxes that should have been paid to the UK Inland Revenue and which were remitted to the disbursement agent for payment for the period in question to be approximately $2 million. There can be no assurance that the Company’s actual exposure is limited to these matters or the actual exposure for these tax matters will not increase materially from the estimate provided above or that these amounts will not need to be recorded in prior periods, namely 2003, 2004 and 2005. The Company has commenced an internal review to assure that the full extent of the misappropriation is confirmed. The Audit Committee is also conducting its own review of this matter, with the assistance of outside professionals.

About Answerthink

Answerthink, Inc. (www.answerthink.com) is a leading business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, Answerthink’s business and technology solutions help clients significantly improve performance and maximize returns on technology investments. Answerthink’s capabilities include benchmarking, business transformation, business applications, business intelligence, and offshore application development and support. Founded in 1997, Answerthink has offices throughout the United States and in Europe and India.

About The Hackett Group

The Hackett Group, a strategic advisory firm, is a global leader in best practice research, benchmarking, and business transformation services that enable world-class performance across selling, general & administrative (SG&A) and supply chain activities. Through the acquisition of REL Consultancy Group, we offer Hackett-REL Total Working Capital services to liberate cash flow from operations. Hackett provides strategic insight, best practice advice and implementation services grounded in performance metrics obtained through 14 years and 3,500 benchmark studies at 2,100 of the world’s leading companies.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause Answerthink’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the results of our investigation into the misappropriation of funds by our former UK disbursement agent, as well as other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005 filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.